August 4, 2025

Aric McKinnis

Delivered Via email

Dear Aric,

We are impressed with your background and would like to formally offer you the position of Senior Vice President and Chief Financial Officer. In this role you will report to Mike Slessor, Chief Executive Officer, and will be based out of your home office in Washington. The annual base salary for this exempt position is $425,000. The target effective date is August 8, 2025, which is contingent upon the board approving the appointment.

At FormFactor, we believe that each employee contributes to our Company’s success. You will be eligible to participate in our Employee Incentive Plan (EIP) which provides cash performance awards based upon
Company objectives. These bonus payments are currently paid quarterly. Your target bonus percentage is 75% of your eligible gross earnings paid during each measurement period as set forth in the EIP. Bonus payments are subject to fluctuate and are conditional upon the Company’s performance and achievement of its quarterly objectives. Your first quarterly participation is prorated based upon your start date through the end of the bonus period. You must also be actively employed by the Company on the EIP payment date to be eligible to receive a bonus.

You are eligible for an equity grant, with a target grant date on November 6, 2025, at a grant value of $1,200,000.00. Your target grant value will be split equally between restricted stock units (RSUs) and performance-based RSUs (PSUs). The RSUs will vest over a 3-year period, vesting in twelve (12) equal quarterly installments over the three-year period. The PSUs that are earned based on the performance measures of the award, will vest on the later of August 6, 2028, or the date the Compensation Committee of FormFactor’s Board of Directors determines the performance achievement (see attached Exhibit A for more details). The number of shares of RSUs and PSUs to be granted will be calculated using the company's standard method for converting grant value to shares. The awards will be subject to the terms and conditions of the FormFactor’s Equity Incentive Plan.

As a member of the executive management team, you will be an eligible participant in the FormFactor, Inc. Severance Plan for US Executives.

The change of control program is dual trigger, meaning that both of the following conditions must be met for you to be eligible for the benefits described below: (A) a qualifying change of control event must occur and (B) your employment must be involuntarily terminated within twelve (12) months after the change of control.
•Lump sum payment equal to your annual salary and target bonus
•Lump sum payment equal to twelve (12) months of your initial COBRA premium
•Acceleration of your unvested equity

The executive severance program provides the following benefits in the event the company initiates an involuntary not-for-cause termination.
•Severance pay equal to your annual salary and target bonus
•Fully subsidized health care continuation for twelve (12) months

The change of control benefits or severance benefits, as applicable, are contingent upon you executing a release reasonably satisfactory to the Company.

It is important that employees of FormFactor act with integrity. Our Code of Business Conduct provides information about our responsibilities, commitments and applying good judgement to all that we do. We require that you read the

document (Corporate Citizenship | FormFactor, Inc.), as your acceptance of this offer is your acknowledgment that you will comply with our Code of Business Conduct.

If you have questions about this offer, please call me and I will be happy to discuss them with you. Otherwise, please indicate your acceptance of this offer by signing in the appropriate place below. This offer, if not accepted, will expire on August 7, 2025. The terms set forth in this offer letter supersede any other offers or promises, whether written or oral.

We are pleased to offer you this position and we look forward to a productive and exciting work relationship. Your signature below indicates your acceptance of this offer.

Sincerely,

Aliza Scott
SVP & Chief Human Resources Officer
FormFactor, Inc.

Offer Acceptance
I accept this offer of employment. In so doing, I understand that I must complete the contingencies outlined herein and agree that my employment with FormFactor is at-will, that I am not employed for any specified duration and that either the Company or I may terminate my employment at any time, with or without cause and with or without notice.

/s/ Aric McKinnis	August 7, 2025
Aric McKinnis	Date

EXHIBIT A

FormFactor Performance RSU – 2025 Program Design

•Performance Period: 7/1/2025 – 6/30/2028
•Peer Group: S&P Semiconductor Select Industry Index
•Metric: Relative Total Shareholder Return (TSR)
◦TSR is calculated using the change in stock price plus reinvested dividends during the Performance Period and is measured based on the 20-trading day average stock prices prior to the start and end of the Performance Period.
◦To the extent the Company’s TSR is negative, the payout percentage can be no greater than 100%.